Exhibit 99.1

Home Federal Bancorp Announces Second Quarter Earnings

    COLUMBUS, Ind.--(BUSINESS WIRE)--July 16, 2004--Home Federal Bancorp (the "Company") (Nasdaq:HOMF), the holding company of HomeFederal Bank of Columbus, Indiana (the "Bank"), today announced quarterly earnings of $1,914,000 or $0.46 basic and $0.45 diluted earnings per common share, for its second quarter ended June 30, 2004. This compared to earnings of $2,274,000, or $0.53 basic and $0.50 diluted earnings per common share, a year earlier. Year-to-date net income was $3,301,000 or $0.78 basic and $0.75 diluted earnings per common share, compared to $5,228,000, or $1.23 basic and $1.17 diluted earnings per common share, a year earlier. Diluted earnings per common share decreased $0.05 per share or 10.0% for the three-months ended June 30, 2004 compared to the three-months ended June 30, 2003. For the six-month period ended June 30, 2004 diluted earnings per common share decreased $0.41 per share or 35.5% compared to the same period ended June 30, 2003. The decrease in net income for the current quarter was due primarily to a $1,216,000 pre-tax decrease in gain on sale of loans. The decrease in gain on sale of loans was due to reduced loan origination and refinance activity due to the higher mortgage interest rates experienced in the current period compared to a year ago. The decrease in year-to-date net income was also due to the reduction of gain on sale of loans. For the current six-month period compared to the six-month period ended June 30, 2003 gain on sale of loans decreased by $2,677,000 on a pre tax basis, again due to higher mortgage interest rates and reduced loan origination and refinance activity.

    Net Interest Income

    Net interest income after provision for loan loss increased by $397,000 to $5,815,000 for the second quarter compared to $5,418,000 for the same period one year ago. Year-to-date net interest income after provision for loan losses increased by $101,000, from $11,250,000 one year ago to $11,351,000 for the six-month period ended June 30, 2004. Net interest margins improved slightly in the current periods compared to the same periods one year ago as yields on interest earning assets have decreased slower than the cost of interest bearing liabilities.
    The most significant impact on the Company's balance sheet and income statement has come from the reduced loan origination and refinancing activity when compared to the record setting pace of a year ago. Loan refinancing, especially in the residential real estate market, has dropped dramatically compared to the activity a year ago. For the first six-months ended June 30, 2004 the Bank originated $107,500,000 in residential loans in southeast Indiana, compared to $261,300,000 for the first six-months ended June 30, 2003 a year ago, a 58.9% reduction in volume. In the six-month period ended June 30, 2003, $225,400,000 of the $261,300,000 residential loans originated were fixed rate loans, the majority of which were sold to the secondary market. For the first six-months of 2004 the fixed rate loan originations were $76,000,000 out of the total originations of $107,500,000. This 66.3% reduction in fixed rate loan originations accounted for the reduction in loan sales and the corresponding $2,700,000 decrease in gain on sale of loans for the six-month period ended June 30, 2004 compared to the same period ended June 30, 2003.

    Other Income

    Other income for the three-months ended June 30, 2004 decreased $956,000 over the three-month period ended June 30, 2003. The decrease was due primarily to gain on sale of loans as a result of the decreased loan activity discussed previously. Other income for the six-month period ended June 30, 2004 decreased $2,701,000 from the same period a year ago. Decreases were due primarily to gain on sale of loans, joint venture income, and miscellaneous income; these decreases were offset in part by increases in insurance and annuity income, and loan servicing income net of impairments.
    The originated mortgage servicing rights asset is reviewed for impairment each quarter. This asset is created when mortgage loans are sold and the Bank retains the servicing rights. The servicing rights are recognized as income at the time the loan is sold and the servicing asset is also recorded. The asset is then amortized as an expense to mortgage servicing income over the life of the loan. The impairment charge is the recognition of the change in value of mortgage servicing rights that result with changes in interest rates and loan prepayment speeds. Mortgage servicing portfolios typically decline in value as interest rates drop and increase in value as rates rise. The reason for this decline in value is as rates drop, prepayment speeds increase causing the average life of the servicing portfolio to shorten. This reduces the amount of servicing income the Bank receives over time and thus reduces the value of the servicing portfolio. If rates rise the opposite occurs, prepayments slow, the average life of the mortgage servicing portfolio lengthens, increasing the amount of servicing income the Bank receives over time thus increasing the value of the servicing portfolio. In the three-month period ended June 30, 2004 the impairment recovery was $138,000 compared to the same period ending June 30, 2003 where the impairment charge was $309,000 for an increase in pre-tax income of $448,000. For the six-month period ended June 30, 2004 the impairment recovery was $118,000 compared to the same period ended June 30, 2003 where the impairment charge was $500,000 for an increase in pre-tax income of $618,000. The amortization charge in the current three-month period was $385,000 compared to $339,000 for the same period a year ago. For the current six-month period the amortization charge was $777,000 compared to $628,000 for the same six-month period a year ago. Future impairment charges will depend on future interest rate changes, if rates continue to decline there may be additional impairment charges, if they rise, previously recorded impairment charges may be recovered.
    The combined OMSR amortization costs and OMSR recoveries reduced pre-tax net income $246,000 for the three-month period ended June 30, 2004 versus $648,000 for the three-months ended June 30, 2003. For the six-months ended June 30, 2004 pre-tax net income was reduced $659,000 versus $1,127,000 for the same period ended June 30, 2003 for these two items.

    Other Expenses

    Other expenses for the three-month period ended June 30, 2004 increased $144,000 or 2.6% over the three-month period ended June 30, 2003. For the six-month period other expenses increased $659,000 or 6.0%. Compensation expense increased due to salary increases and increased pension costs. A writedown of real estate owned accounted for $110,000 of the $193,000 increase in miscellaneous expenses for the six-month period ended June 30, 2004 compared to the same period ended June 30, 2003. Additional cost increases were related to auditing and accounting services. It is expected that these costs will continue for the remainder of the year as the Company incurs additional costs associated with complying with the Sarbanes-Oxley Act, Section 404, in documenting and testing internal controls.

    Asset Quality

    Non-performing assets to total assets increased from 0.78% at June 30, 2003 to 0.82% at June 30, 2004. Non-performing loans to total gross loans increased from 0.74% to 0.94%, respectively, for the same periods. Over this period non-performing residential loans have decreased by $1,200,000, home equity/second mortgages by $325,000 and real estate owned and other repossessed property by $1,000,000. Commercial real estate restructured debt increased by $2,700,000. This increase was due primarily to one commercial real estate loan. A liquidation plan has been executed with the borrower and management expects no additional losses to be incurred related to this credit.
    In addition to the above, a certain commercial borrower ("the Borrower") filed for Chapter 11 Bankruptcy protection on June 15, 2004. Total loans outstanding with the Borrower at June 30, 2004 were $15,798,000, of which $9,178,000 is sold to other loan participants leaving a net loan balance of $6,620,000 outstanding. These loans are secured by first mortgages on multiple properties located in Indiana, Kentucky and Ohio.
    Discussions with the Borrower's management and review of the related property appraisals indicate that the loans are well secured. The Borrower has informed the Bank that they are pursuing multiple options for sale or restructuring of their operations; all of which are expected to result in the loans being paid off in full. The loans are further secured by personal guarantees of two of the principals of the Borrower. Management does not anticipate a material loss on this loan relationship; however, temporary interruptions in payments are possible under the bankruptcy protections afforded by the Chapter 11 filing. Clarification of the liquidation method and likely outcome are anticipated prior to the end of the third quarter of this year.
    At June 30, 2004, the loans' payment statuses were current and therefore still considered "performing" and "accruing". However, the Borrower's July payment is past due. Should the loans' payment status change to delinquent, management will need to evaluate the appropriateness to continue to record interest income. Placing the loans on "non-accruing" status would result in a reduction of interest income of approximately $40,000 per month.

    Balance Sheet

    The Company's assets totaled $856,815,000 as of June 30, 2004, an increase of $3,487,000 from December 31, 2003.
    As of June 30, 2004, shareholders' equity was $75,492,000. Based on the June 30, 2004, book value of $18.86 per common share, Home Federal Bancorp stock was trading at 133% of book value. The stock price at June 30, 2004, was $25.03.
    The return on average assets for the current year-to-date period was 0.77% annualized, while the return on average equity was 8.09%.

    Stock Repurchase Programs

    In April 2004, the Company announced that the Board of Directors had approved the seventh repurchase, from time to time, on the open market, of up to 7% of the Company's outstanding shares of common stock, or 297,000 such shares. Home Federal completed the repurchase of the shares under this plan during the second quarter of 2004.

    Home Federal Bancorp is a bank holding company registered under the Bank Holding Company Act, which has been authorized by the Federal Reserve to engage in activities permissible for a financial holding company. HomeFederal Bank, its principal subsidiary, is an FDIC insured state chartered commercial bank and a member of the Federal Reserve System. HomeFederal Bank was founded in 1908 and offers a wide range of consumer and commercial financial services through eighteen branch offices in southeastern Indiana.

    Forward-Looking Statement

    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Home Federal Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.


HOME FEDERAL BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)                                    June 30,   December 31,
                                                2004         2003
                                             ------------ ------------
ASSETS:
Cash                                         $    23,870  $    22,734
Interest-bearing deposits                         11,311       11,444
                                              -----------  -----------
  Total cash and cash equivalents                 35,181       34,178
                                              -----------  -----------

Securities available for sale at fair value
 (amortized cost $125,108 and $123,243)          123,413      123,638
Securities held to maturity (fair value
 $1,543 and $1,883)                                1,507        1,828
Loans held for sale (fair value $3,877
 and $6,357)                                       3,823        6,272
Loans receivable, net of allowance for
 loan losses of $7,583 and $7,506                635,536      630,672
Investments in joint ventures                      5,370        5,501
Federal Home Loan Bank stock                       9,965        9,965
Accrued interest receivable, net                   3,719        3,733
Premises and equipment, net                       14,454       14,168
Real estate owned                                    901        1,739
Prepaid expenses and other assets                  9,952        8,880
Cash surrender value of life insurance            11,599       11,359
Goodwill                                           1,395        1,395
                                              -----------  -----------

   TOTAL ASSETS                              $   856,815  $   853,328
                                              ===========  ===========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits                                     $   614,292  $   588,915
Advances from Federal Home Loan Bank             140,151      154,296
Senior debt                                       14,242       14,242
Other borrowings                                   1,213          624
Advance payments by borrowers for
 taxes and insurance                                 341           76
Accrued expenses and other liabilities            11,084       11,153
                                              -----------  -----------
   Total liabilities                             781,323      769,306
                                              -----------  -----------

Shareholders' equity:
 No par preferred stock;
  Authorized:  2,000,000 shares
  Issued and outstanding:   None
 No par common stock;
  Authorized:  15,000,000 shares
  Issued and outstanding:                         12,964       12,616
     4,002,573 shares at June 30, 2004
     4,312,805 shares at December 31, 2003
 Retained earnings, restricted                    63,785       71,436
Accumulated other comprehensive income,
 net of taxes                                     (1,257)         (30)
                                              -----------  -----------

   Total shareholders' equity                     75,492       84,022
                                              -----------  -----------

   TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY                     $   856,815  $   853,328
                                              ===========  ===========




HOME FEDERAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
(unaudited)
                         Three Months Ended       Six Months Ended
                              June 30,                June 30,
                       ----------------------- -----------------------
Interest income:          2004        2003        2004        2003
                       ----------- ----------- ----------- -----------
 Loans receivable      $    9,553  $   10,499  $   19,223  $   21,323
 Securities available
  for sale and held
  to maturity               1,026         941       2,024       2,054
 Other interest income         55         102         109         223
                        ----------  ----------  ----------  ----------
Total interest income      10,634      11,542      21,356      23,600
                        ----------  ----------  ----------  ----------

Interest expense:
 Deposits                   2,608       3,104       5,292       6,501
 Advances from
  Federal Home Loan
  Bank                      2,009       2,360       4,064       4,757
 Other borrowings             167         210         368         432
                        ----------  ----------  ----------  ----------
Total interest expense      4,784       5,674       9,724      11,690
                        ----------  ----------  ----------  ----------

Net interest income         5,850       5,868      11,632      11,910
Provision for
 loan losses                   35         450         281         660
                        ----------  ----------  ----------  ----------
Net interest income
 after provision for
 loan losses                5,815       5,418      11,351      11,250
                        ----------  ----------  ----------  ----------

Other income:
 Gain on sale of loans        939       2,155       1,622       4,299
 Gain on sale of
  securities                    -           4           -           4
 Income from
  joint ventures               54          93         115         574
 Insurance, annuity
  income, other fees          493         403         992         833
 Service fees on
  deposit accounts            731         705       1,387       1,305
 Net gain on real
  estate owned and
  repossessed assets           63          77         135          88
 Loan servicing
  income, net of
  impairments                 272        (123)        396        (133)
 Miscellaneous                305         499         602         980
                        ----------  ----------  ----------  ----------
Total other income          2,857       3,813       5,249       7,950
                        ----------  ----------  ----------  ----------

Other expenses:
 Compensation and
  employee benefits         3,356       3,203       6,480       6,140
 Occupancy and
  equipment                   774         748       1,585       1,525
 Service bureau
  expense                     258         235         515         475
 Federal insurance
  premium                      23          24          45          49
 Marketing                    192         137         369         339
 Miscellaneous              1,180       1,292       2,586       2,393
                        ----------  ----------  ----------  ----------
Total other expenses        5,783       5,639      11,580      10,921
                        ----------  ----------  ----------  ----------

Income before
 income taxes               2,889       3,592       5,020       8,279
Income tax provision          975       1,318       1,719       3,051
                        ----------  ----------  ----------  ----------
Net Income             $    1,914  $    2,274  $    3,301  $    5,228
                        ==========  ==========  ==========  ==========

Basic earnings
 per common share      $     0.46  $     0.53  $     0.78  $     1.23
Diluted earnings
 per common share      $     0.45  $     0.50  $     0.75  $     1.17

Basic weighted
 average number of
 shares                 4,132,814   4,283,864   4,215,781   4,260,397
Dilutive weighted
 average number of
 shares                 4,294,852   4,505,471   4,390,948   4,483,411
Dividends per share    $    0.188  $    0.163  $    0.375  $    0.325




Supplemental Data:               Three Months Ended     Year to Date
(unaudited)                           June 30,            June 30
                                 ------------------   ----------------
                                    2004      2003      2004     2003
                                  -------   -------   -------  -------
Weighted average interest rate
 earned on total
 interest-earning assets           5.38%     5.69%     5.40%    5.82%
Weighted average cost of total
 interest-bearing liabilities      2.49%     2.90%     2.54%    2.99%
Interest rate spread
 during period                     2.89%     2.80%     2.85%    2.83%

Net yield on interest-earning
 assets (net interest income
 divided by average
 interest-earning assets on
 annualized basis)                 2.96%     2.90%     2.94%    2.94%
Total interest income divided by
 average total assets (on
 annualized basis)                 4.93%     5.23%     4.95%    5.34%
Total interest expense divided
 by average total assets (on
 annualized basis)                 2.23%     2.58%     2.27%    2.67%
Net interest income divided by
 average total assets (on
 annualized basis)                 2.71%     2.66%     2.70%    2.70%

Return on assets (net income
 divided by average total assets
 on annualized basis)              0.89%     1.03%     0.77%    1.18%
Return on equity (net income
 divided by average total equity
 on annualized basis)              9.63%    11.30%     8.09%   13.14%



                                      June 30,
                                 ------------------
                                  2004      2003
                                 --------  --------

Book value per share outstanding $ 18.86   $ 18.92

Nonperforming Assets:
Loans: Non-accrual               $ 2,409   $ 3,733
       Past due 90 days or more      718       907
       Restructured                2,976       260
                                  -------   -------
Total nonperforming loans          6,103     4,900
Real estate owned, net               892     1,786
Other repossessed assets, net          9       118
                                  -------   -------
Total Nonperforming Assets       $ 7,004   $ 6,804

Nonperforming assets divided by
 total assets                      0.82%     0.78%
Nonperforming loans divided by
 total loans                       0.94%     0.74%

Balance in Allowance
 for Loan Losses                 $ 7,583   $ 7,284


    CONTACT: Home Federal Bancorp
             John K. Keach, Jr., 812-373-7816
             Lawrence E. Welker, 812-523-7308